Exhibit 99.1

Contact:

CryoCor Gregory J. Tibbitts Chief Financial Officer (858) 909-2200 gtibbitts@cryocor.com	The Ruth Group Stephanie Carrington / Nick Laudico (investors) (646) 536-7017 / 7030 scarrington@theruthgroup.com nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

For Immediate Release

CryoCor Reports Fourth Quarter 2005 Results and

Provides Guidance for 2006

San Diego, CA, February 23, 2006 – CryoCor, Inc. (Nasdaq:CRYO), a medical device company focused on the treatment of cardiac arrhythmias, today reported on its financial results for the three months and full year ended December 31, 2005 and its financial guidance for 2006. CryoCor continues to develop its strategy for filing an amendment to its application for pre-market approval, or PMA, for the treatment of atrial flutter. CryoCor reported its enrollment in its atrial fibrillation pivotal trial was 107 patients, as of February 21, 2005, and expects to complete enrollment by mid-2006.

Financial Review

CryoCor markets its Cardiac Cryoablation System in Europe, where it has received CE mark approval. Revenues for the three months and the full year ended December 31, 2005 were $161,000 and $843,000 respectively, compared to $35,000 and $493,000 for the same periods in 2004. The revenue increase was primarily due to increased customer demand in 2005. As of December 31, 2005, the Company has deferred revenue of $205,000 related to product shipped to hospitals that have not yet met the Company’s revenue recognition criteria.

Cost of sales for the three months and the full year ended December 31, 2005 were $699,000 and $2.8 million respectively, compared to $835,000 and $2.8 million for the same periods in 2004. Cost of sales primarily consists of materials, labor and overhead costs associated with the manufacturing and warranty of our products. The majority of our costs is associated with operating our manufacturing facility at less than full capacity and is consistent with previous periods.

Research and development expenses for the three months and the full year ended December 31, 2005 were $2.2 million and $8.1 million respectively, compared to $2.1 million and $7.6 million for the same periods in 2004. The increase for the year ended December 31, 2005 of $500,000 was due to an increase in non-cash stock-based compensation expense of $930,000, partially offset by lower payroll costs and lower clinical expenses due to the earlier stage of the atrial fibrillation pivotal trial in 2005 versus expenses associated with the pivotal trial for atrial flutter in 2004 that was fully underway.

General and administrative expenses for the three months and the full year ended December 31, 2005 were $1.9 million and $6.7 million respectively, compared to $2.1 million and $5.7 million for the same periods in 2004. The increase for the year ended December 31, 2005 of $1.0 million was primarily due to a $472,000 increase in cash and non-cash compensation-related costs as well as costs totaling $660,000 associated with being a public company, primarily legal, accounting and insurance costs.

The losses from operations for the three months and the full year ended December 31, 2005 were $4.7 million and $16.7 million respectively, compared to $5.0 million and $15.7 million for the same periods in 2004. The net losses attributable to common stockholders for the three months and the full year ended December 31, 2005 were $4.6 million and $19.9 million respectively, compared to $6.4 million and $20.3 million for the same periods in 2004.

Included in the net loss attributable to common stockholders for the full year ended December 31, 2005 were dividends and accretion to redemption value of Series D redeemable convertible preferred stock as well as cumulative dividends on Series C convertible preferred stock of $2.8 million, compared to $4.5 million for the year ended December 31, 2004. Basic and diluted net loss per share for the three months ended December 31, 2005 was $0.44.

Cash, cash equivalents and short-term investments were $30.9 million as of December 31, 2005.

Financial Guidance

CryoCor provided financial guidance indicating plans to reduce its burn rate for 2006. The Company previously announced a restructuring involving a staffing reduction of approximately one-third of its U.S. workforce and plans for reduced expenditures during 2006 in certain areas. The restructuring was prompted by the recent communication from the U.S. Food and Drug Administration that the Company’s Cryoablation System is not approvable for the treatment of atrial flutter at present. CryoCor is evaluating its data set in the expectation of amending its PMA for the treatment of atrial flutter.

CryoCor expects to reduce its overall net burn rate to, on average, $850,000/month by the third quarter of 2006 and that overall net burn rate is expected to remain flat throughout 2007. CryoCor expects this reduced burn rate to permit the Company to finance itself through 2007, including the full payoff of the Company’s existing debt, based on its existing cash. cash equivalents.and short-term investments. CryoCor expects to end 2006 with cash, cash equivalents and short-term investments of approximately $17.0 million.

Gross revenues in 2006 are projected to be approximately $400,000 as CryoCor is closing its subsidiary in Germany and discontinuing its direct sales efforts. CryoCor is continuing to pursue new distributors in Europe for its products and the revenues for 2006 are expected to occur only from sales to its distributor in the U.K. and to one selected site in Europe. CryoCor will continue to provide catheters and product support to the ongoing German clinical study that is randomizing cryoablation against radio frequency ablation for atrial flutter.

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. The Company’s product, the CryoCor Cardiac Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The CryoCor System has been approved in Europe for the treatment of atrial fibrillation and atrial flutter, the two most common and difficult to treat arrhythmias, since 2002. In the United States, CryoCor is conducting a pivotal trial to evaluate the safety and efficacy of the CryoCor Cardiac Cryoablation System for the treatment of atrial fibrillation. In addition, the Company has conducted a pivotal trial for the treatment of atrial flutter and filed a PMA with the FDA in 2005. The FDA did not approve that PMA filing for the treatment of atrial flutter and CryoCor is evaluating its ability to amend the PMA. For more information please visit the Company’s website at http://www.cryocor.com

Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements related to CryoCor’s proposed amendment to its PMA for atrial flutter, its expectations for its burn rate during 2006, including the timing for reductions therein, the Company’s expected cash reserves at the end of 2006 and its ability to finance itself without raising additional funding through 2007, the Company’s repayment of its existing debt in 2007, the Company’s need for and ability to access additional financing, the Company’s projected 2006 revenues, and the other financial guidance included in this press release, all of which are prospective. Such statements are only predictions and reflect the Company’s expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including risks involved with the Company’s ability to reduce its cash burn as much as it anticipates within the timeframes it anticipates and otherwise meet its financial guidance, access additional financing when and to the extent necessary and obtain regulatory approval in the United States for its Cardiac Cryoablation System for use in treating atrial flutter and atrial fibrillation within its anticipated timeframes, if at all; risks associated with the Company’s ability to add additional clinical sites for and complete enrollment in its atrial fibrillation pivotal trial and submit a PMA for atrial fibrillation; risks associated with the Company’s ability to amend its PMA for atrial flutter and ultimately receive approval from the FDA for the use of its Cryoablation System to treat atrial flutter; risks associated with the Company’s ability to successfully commercialize its Cardiac Cryoablation System in the United States and elsewhere if its Cardiac Cryoablation System is approved for use in the United States; risks associated with the Company’s dependence on patents and proprietary rights; risks associated with the Company’s protection and enforcement of its patents and proprietary rights; risks associated with the development or availability of competitive products or technologies; and the other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of these forward-looking statements.

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CryoCor, Inc.

Condensed Consolidated Balance Sheets

(in thousands except shares and par value amounts)

	December 31, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets
Cash	$10,583	$5,436
Short-term investments	20,363	—
Inventory, net	718	638
Other current assets	856	338

Total current assets	32,520	6,412
Property and equipment, net	680	849
Other assets	244	227

Total assets	$33,444	$7,488

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$488	$454
Accrued liabilities	1,936	1,456
Deferred revenue	205	267
Current portion of long-term debt and capital lease obligations	2	1,082

Total current liabilities	2,631	3,259
Long-term debt, less current portion	6,570	1,084
Redeemable convertible preferred stock, zero and 142,000,000 shares authorized at December 31, 2005 and December 31, 2004, respectively; zero and 138,975,873 shares issued and outstanding at December 31, 2005 and December 31, 2004, respectively	—	33,149
Stockholders’ equity (deficit):
Convertible preferred stock, $0.001 par value; 5,000,000 and 7,958,311 shares authorized at December 31, 2005 and December 31, 2004, respectively; zero and 6,367,834 shares issued and outstanding at December 31, 2005 and December 31, 2004, respectively	—	6
Common stock, $0.001 par value, 75,000,000 and 12,903,225 shares authorized at December 31, 2005, and December 31, 2004, respectively; 10,643,999 and 51,332 shares issued and outstanding at December 31, 2005, and December 31, 2004, respectively	11	—
Additional paid-in capital	99,089	24,609
Accumulated comprehensive income	67	151
Deferred Compensation	(4,964)	(4,568)
Accumulated deficit	(69,960)	(50,202)

Total stockholders’ equity (deficit)	24,243	(30,004)

Total liabilities and stockholders’ equity	$33,444	$7,488

Consolidated Statements of Operations

(in thousands except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Product sales	$161	$35	$843	$493
Operating expenses:
Cost of sales	699	835	2,824	2,800
Research and development(1)	2,196	2,150	8,081	7,644
Selling, general and administrative(1)	1,948	2,082	6,650	5,732

Total costs and expenses	4,843	5,067	17,555	16,176

Loss from operations	(4,682)	(5,032)	(16,712)	(15,683)

Interest income	337	36	634	109
Interest expense	(267)	(48)	(1,018)	(192)

Net loss	(4,612)	(5,044)	(17,096)	(15,766)
Dividends and accretion to redemption value of redeemable convertible preferred stock	—	(1,342)	(2,662)	(4,308)
Cumulative dividends on Series C preferred stock	—	(60)	(102)	(241)

Net loss attributable to common stockholders	$(4,612)	$(6,446)	$(19,860)	$(20,315)

Basic and diluted net loss per share attributable to common stockholders	$(0.44)	$(171.86)	$(3.96)	$(769.77)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	10,572	38	5,010	26

Pro forma basic and diluted net loss per share attributable to common stockholders(2)	$(0.44)	$(1.03)	$(2.38)	$(4.08)

Pro forma shares used to compute basic and diluted net loss per share attributable to common stockholders(2)	10,572	6,284	8,354	4,982

(1) Includes non-cash stock-based compensation expense as follows:
Research and development	$363	$183	$1,315	$385
Selling, general and administrative	186	502	779	664

	$549	$685	$2,094	$1,049

(2)	Pro forma basic and diluted net loss per share is calculated by dividing the net loss applicable to stockholders by the weighted average common shares outstanding during the period, which includes the conversion of our preferred stock into 6.6 million common shares upon our July 2005 initial public offering.